FROM THE DESK OF...
                           R O B E R T S U L L I V A N
                                   consultant

     This consulting agreement is made this 16th day of December, 2004 between the parties AVVAA World Healthcare Products, Inc. and Robert Sullivan an independent consultant (hereinafter, Sullivan or client).

     The parties recognize that Sullivan (the client) desires to enter into an agreement with AVVW and that Sullivan has specialized expertise and insight that can be of benefit to MT Ultimate.

     NOW THEREFORE, and in consideration of the foregoing and of the mutual covenants and terms set forth herein, the parties hereby agree as follows:

ITEM I - SCOPE: The parties hereby recognize that this is a consulting agreement
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with a wide and varied scope. As such, under this effort, the scope of work will include, but not be limited to: providing general management consulting services, assessing new market opportunities on the West Coast, providing multi-media and public relations support, reviewing marketing plans, and providing other related corporate level consulting services as requested by MT Ultimate.

ITEM II - TERM: This agreement shall be in effect from the date of execution
--------------
shown above for a period of four (4) years. The term of the project may be extended beyond that time subject to acceptance by both parties and having the extension established as a formal written modification to this agreement.

ITEM III - EQUITY CONSIDERATION: As consideration for this effort and
-------------------------------
recognizing the current limited resources of MT Ultimate, the client shall receive nine hundred and fifty thousand (950,000) free-trading shares of AVVW common stock.

ITEM IV - PAYMENTS: The equity participation and issuance of stock shall be
------------------
effected at the execution of this agreement. No other/additional payments are due client unless mutually agreed to by the parties.

ITEM V - TERMINATION: This agreement will automatically terminate pursuant to
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the provisions of ITEM II. The full equity participation is earned by client unless the agreement is terminated by AVVW in writing within two (2) work days of initial execution of the agreement. If such termination is effected, client agrees to return/void equity consideration without question or recourse.

ITEM VI - CONFIDENTIALITY: Client recognizes that certain extremely sensitive
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and significant information concerning the client and its business methods and practices will become known. All such information is deemed to be proprietary

                                  858-349-2288

                               FROM THE DESK OF...
                           R O B E R T S U L L I V A N
                                   consultant

between the parties. Therefore, client agrees that at no time, either directly or indirectly, will such information be divulged, disclosed, or relayed to any other party during the term of this agreement without prior client consent.

ITEM VII - ORGANIZATIONAL RELATIONSHIP: A contractual relationship resulting
--------------------------------------
from the execution of this agreement shall in no way constitute, create, or imply a joint venture, partnership, or other formal combined business organization.

ITEM VIII - GOVERNING LAW: This agreement and performance hereunder shall, in
-------------------------
all respects, be governed by the laws of the State of New York.

ITEM IX - LIMITATION OF LIABILITY: Neither party hereto shall be liable to the
---------------------------------
other for indirect, incidental, consequential, or special damages whatsoever arising from or related to this agreement.

ITEM X - AGREEMENT CHANGES/MODIFICATIONS: This document constitutes the entire
----------------------------------------
agreement between the parties. No modifications to any provisions of the agreement shall be binding upon either party unless such modifications are agreed to in writing, signed by the respective parties.

     The parties hereto hereby agree to the terms and provisions herein and execute this agreement, as evidenced by the signatures below:



AVVAA World Healthcare Products, Inc.



By: /s/ Jack Farley                           Date: 12/16/04
--------------------------------------
        Jack Farley, President



Robert Sullivian



By: /s/ Robert Sullivian                      Date:  12/16/04
   ---------------------------------------